Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 20, 2025 (the “Agreement Date”) and shall be effective commencing June 23, 2025 (the “Effective Date”) by and between Oasis Business Consulting, LLC (“Consultant”), and Envoy Medical, Inc. (“Envoy Medical”) (each a “Party” and collectively, “the Parties”).

RECITALS

WHEREAS, Consultant is engaged in the business of providing Chief Financial Officer (“CFO”) consulting services as an independent contractor and consultant; and

WHEREAS, Envoy Medical desires to engage Consultant to perform, and Consultant desires to provide to Envoy Medical, CFO consulting services as an independent contractor.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:

1) Consulting Services of Consultant.

a) Services. Envoy Medical engages Consultant, and Consultant agrees to be engaged by Envoy Medical, to provide interim and fractional CFO consulting services (the “Services”) with a title of “Interim Chief Financial Officer.” The Services will be those financial tasks customarily performed by a chief financial officer, signing public company filings and other documents as is customary for a financial officer, attend management meetings as requested, and any other tasks as agreed to by the Parties or as designated by the Chief Executive Officer of Envoy Medical. Consultant agrees to provide the Services in accordance with GAAP requirements and standards, public company requirements, recognized industry standards and all applicable laws and regulations on a commercially reasonable basis.

b) Compensation. In consideration for the Services provided by Consultant under this Agreement, Envoy Medical will pay to the Consultant an hourly consulting fee (the “Consulting Fee”) of Two Hundred Dollars ($200.00) per hour for Services provided under and performed in compliance with this Agreement. The Parties agree the initial scope of Services shall be for a minimum of one hundred (100) hours and a maximum of one hundred fifty (150) hours per month depending on need and as determined by Envoy Medical. The maximum number of hours in a month may be increased only upon written approval of the Chief Executive Officer of Envoy Medical and written agreement of the Parties. In addition, during the Term [defined below in Section 4(a)], Consultant may be eligible for an increased Consulting Fee, equity, or cash incentives in the sole discretion of the Chief Executive Officer of Envoy Medical. The Consultant’s Consulting Fee shall be reviewed at least annually by the Consultant and the Chief Executive Officer, with a good faith evaluation of inflation, performance, market rates, and scope of work, and may be increased upon mutual written agreement of the Parties.

c) Expenses. Envoy shall reimburse Consultant in accordance with its normal reimbursement policy for reasonable travel and out of pocket expenses incurred at Envoy’s request in carrying out the Services and for other reasonable expenses approved in writing by Envoy (“Expenses”). Only coach airfare will be allowed. Travel time will not be compensated unless agreed to in writing by Envoy. In addition, Envoy shall not pay for any expenses incurred by Consultant’s spouse, children, significant other or other third parties or for Consultant’s personal, administrative, or general business expenses.

d) Reporting and Invoices. Consultant shall provide a written record of the number of hours and detailed description of the Services performed under this Agreement every month. Envoy reserves the right to audit Consultant’s records to verify the Services, work performed, compliance with the terms of this Agreement, or amounts charged under this Agreement. Payment of fees for Services and reimbursement of Expenses will be made by Envoy Medical within fifteen (15) calendar days after receipt of an accurate invoice and copies of receipts by Envoy Medical. Envoy Medical will not pay for any Services for which Consultant fails to provide an invoice within twelve (12) months after Services are rendered.

2) Independent Contractor. Consultant is an independent contractor and nothing contained in this Agreement will be deemed or construed to create the relationship of a partnership, employee, joint venture or other association or relationship between the Parties. Consultant understands that Consultant is not entitled to workers compensation coverage, unemployment benefits or any other benefits afforded to an employee of Envoy Medical due to Consultant’s status as an independent contractor. Consultant agrees that Consultant is solely responsible for making all filings with and payments to the federal, state and/or local taxing authorities with respect to payments Consultant receives under this Agreement. The Parties acknowledge that Consultant does not have the authority to make and will not make any representation to any third party, either directly or indirectly, indicating that Consultant has the authority to act for or on behalf of Envoy Medical, or to bind or obligate Envoy Medical in any manner whatsoever unless specifically approved in advance by an executive officer of Envoy Medical.

3) Primary Control. Consultant will have primary control over the means and manner of performing the Services under this Agreement but agrees to perform the Services in a professional, quality, efficient and safe manner. Consultant represents that Consultant is fully qualified by previous education, training, and experience to provide the Services under this Agreement and understands that Envoy Medical will not provide Consultant any training for Consultant’s performance of the Services under this Agreement. Consultant further understands that Consultant may provide Services to other persons or entities during the term of this Agreement, so long as Consultant remains in compliance with this Agreement in all respects. Envoy Medical agrees to provide Consultant with a laptop and reasonable access to its systems, data, infrastructure, facility, and programs that are reasonably necessary for Consultant’s performance of the Services under this Agreement (“Equipment”). All Equipment shall be used and accessed by Consultant in accordance with Envoy Medical’s policies, procedures, and written instructions. Except as otherwise set forth herein, Consultant will provide all materials, equipment, and supplies necessary to perform the Services under this Agreement and will be responsible for any expenses that Consultant incurs in performing the Services under this Agreement unless approved in writing by Envoy Medical.

4) Term and Termination.

a) Term. This Agreement will continue in force and effect for a term of one year (the “Term”) beginning on the Effective Date.

b) Renewal. Notwithstanding anything to the contrary contained in this Section 4, Envoy Medical may renew this Agreement by providing at least 90 calendar days’ notice prior to the expiration of the Term and the Agreement will then continue on a month-to-month basis (the “Renewal Term”) until terminated in accordance with this Section 4.

c) Termination for Convenience. Notwithstanding anything to the contrary contained in this Section 4, Envoy Medical and Consultant may terminate this Agreement at any time, for any or no reason, upon no less than 90 calendar days’ written notice to the other Party including during the Term or any Renewal Term unless otherwise agreed by the Parties to shorten the notice period.

d) Mutual Agreement. This Agreement may be terminated at any time by the mutual written agreement of both Parties.

e) Termination for Cause. Notwithstanding anything to the contrary contained in this Section 4, Envoy Medical may terminate this Agreement for Cause (as defined below) immediately upon delivery of written notice to Consultant. For purposes of this Agreement, “Cause” means: (i) Consultant’s failure to perform any of Consultant’s material obligations under this Agreement; (ii) Consultant’s breach of a fiduciary duty, commission of an act of dishonesty or misconduct, engaging in a conflict of interest, engaging in a violation of an Envoy Medical policy, engaging in a violation of regulation or law, commission of an act of fraud, theft or malfeasance or refusal to follow the lawful written direction of the audit committee or board of directors of Envoy Medical; or (iii) the conviction or the entry of a plea of nolo contendere in respect to a felony, or in respect to a misdemeanor that results in or is reasonably expected to result in economic or reputational injury to Envoy Medical.

f) Obligations Upon Termination. Upon termination of this Agreement for any reason, Envoy Medical will pay Consultant for all Services rendered through the effective date of termination and Envoy Medical will not be liable for any further fees or compensation to Consultant of any kind. Consultant will: (i) deliver to Envoy Medical all deliverables or work developed through the effective date of termination; (ii) return to Envoy Medical all of its property, information, materials, Work Product, Confidential Information, and equipment, including but not limited to all work in progress and all other material in Consultant’s possession or control that belongs to Envoy Medical or contains Envoy Medical Confidential Information.

5) Confidential Information, Return of Property, Inventions.

a) Confidentiality and Non-Disclosure. Consultant will not, except as may be required to perform Consultant’s Services under this Agreement or as required by applicable law, disclose to others or use (for the benefit of Consultant or any other person), whether directly or indirectly, any Confidential Information regarding or relating to Envoy Medical or its affiliates or subsidiaries. “Confidential Information” will mean information about Envoy Medical or any of its affiliates or subsidiaries, that was learned by the Consultant (from whatever source) during the performance of Services under this Agreement, including (without limitation) any proprietary knowledge; trade secrets; data; client and customer lists; the identities of business partners; employee data; financial, marketing, sales, forecast, budget, and non-public business or investor information; business methods or plans; marketing and sales strategies; product or service components, research or development strategies, technical data, specification, and requirements; regulatory or quality information; supplier information; and all documents, materials, papers, resumes, and records (in whatever medium) containing, incorporating or reflecting such Confidential Information. Notwithstanding the foregoing, Confidential Information will not include any such information which Consultant can establish: (i) was publicly known or made generally available prior to the time of disclosure by Envoy Medical to Consultant; (ii) becomes publicly known or made generally available after disclosure by Envoy Medical to Consultant through no wrongful action or omission by Consultant; or (iii) is in Consultant’s rightful possession, without confidentiality obligations, at the time of disclosure by Envoy Medical as shown by my then-contemporaneous written records. Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to Envoy Medical, and that Envoy Medical derives substantial benefit from maintaining such information in confidence.

b) Return of Property. Other than in the performance of Consultant’s Services under this Agreement, Consultant will not remove from Envoy Medical’s premises, including at the time of termination of this Agreement, any Company Property or Confidential Information in any form, whether an original, copy or reproduction. “Company Property” includes, but is not limited to, Equipment; all tangible property; any written, printed or otherwise recorded information, including documents, records, reports and notes; data in any form, including (but not limited to) magnetic, optical or other electronic versions thereof or other written, computer-readable or magnetically or electronically stored information; computer equipment; computer disks and files; I.D. cards, access cards and keys; and other materials made or compiled by, or made available to Consultant during the Term of this Agreement with Envoy Medical, and any copies thereof, whether or not they contain Confidential Information. Company Property is and at all times will be the sole and exclusive property of Envoy Medical. Consultant agrees to follow all policies, procedures and instructions posted or provided by Envoy for use of any Equipment or other equipment or tools and will not remove any equipment, tools, or materials from Envoy’s premises without Envoy’s prior written consent. Upon termination of this Agreement, or at any time when requested by Envoy Medical, Consultant will leave with or return to Envoy Medical all Company Property then in Consultant’s possession, or reimburse Envoy for all such equipment and material lost, destroyed or damaged by Consultant.

c) Inventions and Work Product.

i) Disclosure. Consultant agrees that Consultant will disclose promptly and fully to Envoy Medical all works of authorship, inventions, discoveries, concepts, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Consultant develops, makes, works on or conceives, individually or jointly with others during the Term that arise in any way from the Services Consultant performs under this Agreement and which is, or by reasonable extension could be, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of Envoy Medical (collectively the “Work Product”).

ii) Assignment. To the fullest extent permitted by law, the Consultant agrees that all right, title and interest, including all Intellectual Property Rights (as defined below), in and to the Work Product are hereby irrevocably assigned to Envoy Medical and will become the exclusive property of Envoy Medical without any further act required of the Consultant. To the extent permitted, Work Product constituting a work of authorship under the Copyright Act will be deemed a “work made for hire” of Envoy Medical at the time of creation. The Parties intend that any and all copyright and other Intellectual Property Rights in the Work Product, including without limitation any and all rights to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of Envoy Medical. Consultant warrants that any material or information developed for or incorporated by Consultant into the Services or Work Product will not infringe on any copyright, trade secret, trademark or other rights of any third party. Consultant warrants that Consultant has all rights necessary to convey to Envoy Medical the ownership of any materials free and clear of any encumbrances, liens or claims of any kind. Consistent with the recognition of Envoy Medical’s absolute ownership of all Work Product, the Consultant agrees that Consultant will not: (i) use any Work Product for the benefit of any person other than Envoy Medical or (ii) grant any other person or entity any rights in the Work Product.

iii) Assistance. Envoy Medical solely will have the right to use and apply for common law and statutory protections of the Work Product, including all patents, copyrights, mask work rights, and other intellectual property rights, in any and all countries and jurisdictions. Consultant agrees to assist Envoy Medical, or its designee, at Envoy Medical’s expense to secure Envoy Medical’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to Envoy Medical of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Envoy Medical will deem necessary in order to apply for, obtain, perfect and assign such rights in the name of Envoy Medical. Consultant further agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement. If, following 10 calendar days written notice from Envoy Medical, the Consultant fails, refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, Consultant hereby appoints any of Envoy Medical’s officers as Consultant’s attorney-in-fact to execute such documents on his behalf. This power of attorney is coupled with an interest and is irrevocable without Envoy Medical’s prior written consent.

iv) Definitions. For purposes of this Agreement, the term “Intellectual Property Rights” will mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible: (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both domestic and foreign (including any rights in any of the foregoing).

d) Remedies. Consultant acknowledges and agrees that in the event of a breach of this Agreement by Consultant, Envoy Medical will suffer irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Consultant agrees that Envoy Medical, without limiting any other legal or equitable remedies available to it, will be entitled to obtain equitable relief against Consultant by injunction or otherwise from any court of competent jurisdiction.

6) No Conflict of Interest and Other Representations. Consultant represents and warrants to Envoy Medical that neither the entering into this Agreement nor the performance of any of the Services under this Agreement will conflict with or constitute a breach under any obligation of the Consultant under any employment or consulting relationship or any agreement or contract to which Consultant is a party or any other obligation by which the Consultant is bound. Consultant represents and warrants that Consultant has full right and authority to enter into this Agreement under applicable law, and the internal rules of any institution where work pursuant to this Agreement is performed, and the Consultant’s employer, where appropriate. Consultant shall provide and secure any necessary consents, notifications or approvals, administrative or governmental, for the Services to be performed under this Agreement. Consultant also represents and warrants that he/she: (1) will procure and maintain any licenses, credentials, certifications, immunizations, permits, or other screenings, clearances, or approvals necessary for the Services or as may be required by applicable law, rules or regulation; (2) will comply with all applicable laws and regulations, including HIPAA and the federal anti-kickback statute and related safe harbor regulations and the policies, procedures, and ethical standards of Envoy Medical; (3) does not have a personal or professional conflict of interest that affects his/her ability to provide the Services; (4) has not been criminally convicted or found civilly liable for violating any federal, state, or local laws; (5) is not currently excluded from participation in Medicare, Medicaid or any state or federal health care program; and (6) is not listed on any other government terrorist or exclusion list.

7) Insurance. During the term of this Agreement, Envoy Medical agrees to provide and maintain Consultant coverage under its director and officer liability insurance coverage or similar policy for Services performed by Consultant under and in compliance with the terms of this Agreement.

8) Indemnification. Consultant agrees to indemnify, defend and hold harmless Envoy Medical, and its subsidiaries and affiliates and their respective directors, officers, managers, partners, equity holders, successors and assigns against and from all third party losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from Consultant’s breach of any representation, warranty or obligation under this Agreement. As may be applicable, except for acts or omissions constituting Cause, in no event shall Consultant’s liability, if any, exceed the amount actually paid to Consultant by Envoy Medical. Consultant shall not be liable for indirect, consequential, exemplary or special damages, including loss of revenue or profits even if it has been advised of the possibility of such loss or damage. In turn, Envoy Medical agrees to indemnify, defend, and protect the Consultant from and against all third party lawsuits and costs of every kind brought against Consultant or Envoy Medical pertaining to the Envoy Medical’s business including reasonable legal fees arising from third party claims related to Consultant’s provision of the Consulting Services within the scope of Consultant’s assigned duties (excluding those arising from or related to the negligent or intentional acts or omissions of Consultant).

9) Survival of Obligations. All of the representations and warranties, and all terms and provisions intended to be observed and performed by the Parties after the termination or expiration of this Agreement, will survive such termination or expiration and continue thereafter in full force and effect in accordance with their terms.

10) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and the successors or permitted assigns of the Parties. The rights and obligations of Consultant herein may not be assigned, and the rights and obligations of Envoy Medical may be assigned to any of its affiliates or to any entity that acquires substantially all of the assets or equity of Envoy Medical.

11) Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or of any subsequent breach.

12) Titles and Headings; Construction. Titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted.

13) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

15) Severability; Enforcement. If a court rules that any provision of this Agreement is not enforceable or is enforceable only to a limited extent, the Parties intend that such provision be modified by the court to the extent necessary to make such provision enforceable or, if such provision is unable to be so modified, severed from this Agreement and the remaining provisions of this Agreement remain enforceable. Consultant acknowledges that if Consultant fails to comply with the Confidentiality Obligations of this Agreement, the damages to Envoy Medical would be difficult to determine and, therefore, in addition to any rights or remedies available to Envoy Medical at law, in equity or by statute, Consultant consents to the specific enforcement of the terms through an injunction or restraining order issued by an appropriate court.

16) Complete Agreement; Effectiveness. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, whether written or oral.

17) Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

18) Modification. This Agreement may be modified, amended or superseded only by a writing that is signed by the Parties.

IN WITNESS WHEREOF, each of the Parties has caused this Consulting Agreement to be executed in the manner appropriate for each, as of the Effective Date.

Dated: June 20, 2025	Envoy Medical, Inc.

	By:	/s/ Brent Lucas
	Name:	Brent Lucas
	Title:	CEO

OASIS BUSINESS CONSULTING, LLC

	By:	/s/ Robby Potashnick
	Name:	Robby Potashnick
	Title:	Owner/Founder

8